EXHIBIT 99.1

Company Contact	Media Inquiries	Investor Relations

John Higgins Chief Financial Officer (650) 843-2800 jhiggins@connetics.com	Danine Summers VP, Communications (650) 843-2834 dsummers@connetics.com	Ina McGuinness or Bruce Voss Lippert/Heilshorn & Associates (310) 691-7100 imcguinness@lhai.com

CONNETICS ANNOUNCES POSITIVE EXTINA PHASE III TRIAL RESULTS

— Company On Track to File NDA for Seborrheic Dermatitis Mid-Year —

PALO ALTO, Calif. (April 23, 2003) — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced the outcome of a Phase III clinical trial evaluating Extina™, an investigational new drug formulation of 2% ketoconazole in the Company’s proprietary foam delivery system, as a potential new treatment for seborrheic dermatitis.

The four-week, double-blinded, active- and placebo-controlled trial included 619 patients at 25 centers. The trial was designed to demonstrate that Extina is not inferior to (has similar or better clinical efficacy than) Nizoral® (ketoconazole) 2% Cream as measured by the primary endpoint of Investigator’s Static Global Assessment (ISGA). ISGA for this trial was an overall assessment of the severity of seborrheic dermatitis with respect to the clinically relevant signs of the disease. The treatment success based on ISGA showed a 50% response for Extina, a 44% response for Nizoral, a 40% response for placebo foam and a 26% response for placebo cream. The trial results demonstrated Extina was not inferior to Nizoral.

“The Connetics team and the investigators who participated in this trial did a terrific job enrolling and completing this trial on schedule,” said Thomas G. Wiggans, President and Chief Executive Officer. “Based on these Phase III results, Connetics intends to submit a New Drug Application to the U.S. Food and Drug Administration mid-year to seek approval to market Extina in the U.S.”

The trial was also designed to compare Extina to placebo foam per the ISGA. The result, although in favor of Extina, did not achieve statistical significance. This was due to an unusually high placebo foam response at one out of 25 sites. An analysis excluding the outlying site demonstrates statistical significance.

Based on the trial’s other efficacy endpoint of improvement in signs of seborrheic dermatitis (scaling, erythema and plaque thickness), the data showed Extina was statistically superior to placebo foam. The change in total score for this endpoint showed a median improvement of 80% for Extina, 67% for Nizoral, 57% for placebo foam and 54% for placebo cream.

Adverse events with Extina were mild to moderate in nature and were related primarily to burning and stinging at the application site.

Ketoconazole is used to treat a variety of fungal infections, including seborrheic dermatitis. Seborrheic dermatitis is a chronic, recurrent skin condition that affects three to five percent of the U.S. population. It usually involves the scalp, but also can affect the skin on other parts of the body, including the face and chest, and the creases of the arms, legs and groin. Seborrheic dermatitis appears as itching, redness and scaling. In 2002, the prescription topical antifungal market for seborrheic dermatitis was approximately $43 million, and an estimated 1.1 million patients sought physician treatment for the disease. In 2002, the total U.S. market for antifungal products was approximately $700 million.

About Connetics

Connetics Corporation is an independent pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05% and Luxiq® (betamethasone valerate) Foam, 0.12%. Connetics’ wholly owned subsidiary, Connetics Australia Pty Ltd., is focused on discovering and developing innovative topical drug delivery formulations. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation. For more information about Connetics and its products, please visit Connetics’ web site at www.connetics.com, or send an email to ir@connetics.com.

This news release includes forward-looking statements, and predictions, including statements about the market potential of Extina and the projected timing of filing for regulatory approval for Extina. These statements represent the Company’s judgment as of the date of this news release and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. In particular, Connetics faces risks and uncertainties that the filing of the NDA for Extina may be delayed, that the FDA may not approve Extina for sale, and that the expected market for Extina may not materialize. The actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K/A for the last fiscal year.

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